February 9, 2007

Mr. Robert F. Gunia

President

Nicholas-Applegate Fund, Inc.

100 Mulberry Street

Gateway Center Thee-4th Floor

Newark, NJ 07102

Re:	Fee Reductions

Dear Mr. Gunia:

This letter is to set forth the agreement among Nicholas-Applegate Fund, Inc. (the “Fund”), Prudential Investments LLC (“PI”) and Nicholas-Applegate Capital Management LLC (“NACM”) regarding the fees payable by the Fund to PI and by PI to NACM under investment advisory agreements with the Fund to reflect the waiver by NACM of certain subadvisory fees. Effective May 1, 2007 and until April 30, 2008, PI and NACM respectively agree to the following annual fees payable under the advisory agreements with the Fund:

PI (Paid by the Fund)	NACM (paid by PI)
.70% of average net assets	.50% of average net assets

If the foregoing agreement meets with your approval, then please indicate the Fund’s agreement and acceptance by execution below.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC	NICHOLAS-APPLEGATE CAPITAL MANAGEMENT LLC

By: _/s/ Robert F. Gunia	By: _/s/ Charles Field__
Name: Robert F. Gunia	Name: Charles Field
Title: Chief Administrative Officer	Title: General Counsel

AGREED AND ACCEPTED

NICHOLAS-APPLEGATE FUND, INC.

By: _/s/ Robert F. Gunia_______
Name: Robert F. Gunia
Title: President